UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 26, 2019

Oncternal Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50549	62-1715807
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12230 El Camino Real Suite 300 San Diego, California	92130
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 434-1113

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ONCT	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Frank Hsu, M.D. as Chief Medical Officer

On August 28, 2019, Oncternal Therapeutics, Inc. (“Oncternal” or the “Company”) announced the appointment of Frank Hsu, M.D. as Chief Medical Officer, effective August 26, 2019.

Dr. Hsu, age 59, has held positions of increasing responsibility in both biotech and academic settings. From October 2013 through October 2018, he served as Vice President and Head of Oncology at Immune Design Corporation prior to its acquisition by Merck Co., Inc., where he was responsible for development of several immuno-oncology programs.  From June 2012 until June 2013, Dr. Hsu served as Chief Medical Officer at Zyngenia, Inc., where he was responsible for development of its multivalent protein therapeutics. In 2002 and 2012, he served as Senior Medical Director at Genzyme Corporation prior to its acquisition by Sanofi, S.A. Previously, Dr. Hsu was a faculty member at Yale University, serving as an Assistant Professor of Medicine in the Section of Oncology and co-Director/Director of the Immunology Research Program of the Yale Cancer Center. Dr. Hsu holds a B.S. degree in biology from Stanford University, and an M.D. degree from Harvard Medical School and the Health Science and Technology Program at the Massachusetts Institute of Technology. He completed his internship/residency in Internal Medicine at the University of California, San Francisco and his oncology training at Stanford University.

In connection with his appointment, the Company entered into an employment agreement (the “Hsu Employment Agreement”), effective August 26, 2019. Under the Hsu Employment Agreement, Dr. Hsu’s initial annual base salary will be $400,000, which amount will be subject to review annually at the discretion of the Compensation Committee of the Board or an authorized designee. Dr. Hsu will also be eligible to participate in an annual incentive program established by the Board. Dr. Hsu’s target annual incentive compensation under such incentive program will be 35% of his then-applicable annual base salary (which bonus will be prorated for 2019 for partial year service). Dr. Hsu will also be eligible to receive relocation reimbursement (and related tax-gross ups to the extent such relocation payments are taxable income to Dr. Hsu) up to an aggregate of $125,000, plus temporary housing at the Company's expense of up to $14,000 until his permanent relocation to San Diego.

Pursuant to the Hsu Employment Agreement, if the Company terminates Dr. Hsu’s employment without “cause” or if Dr. Hsu resigns for “good reason” (each as defined in the Hsu Employment Agreement), Dr. Hsu is entitled to the following payments and benefits: (1) a lump sum cash payment in an amount equal to 6 months of his base salary as in effect immediately prior to the last day of his employment; (2) continuation of health benefits for a period of 6 months following the last day of his employment; and (3) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 6-month period following termination had Dr. Hsu remained continuously employed by the Company during such period.

If Dr. Hsu is terminated without cause or resigns for good reason during the 12-month period following a “change in control” (as defined in the Hsu Employment Agreement), Dr. Hsu shall be entitled to receive the following payments and benefits: (1) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the last day of his employment; (2) continuation of health benefits for a period of 12 months following the last day of his employment; (3) a lump sum cash payment in an amount equal to his “target bonus” (as defined in the Hsu Employment Agreement) for the year in which the termination of employment occurs, prorated to reflect the portion of such year that has elapsed prior to the date of his termination of employment or resignation; and (4) the automatic acceleration of the vesting and exercisability of Dr. Hsu’s outstanding unvested stock awards on the date of his termination of employment.

In addition, in the event Dr. Hsu's employment terminates due to his death or permanent disability, all of his outstanding unvested stock awards will vest immediately upon such termination.

The Hsu Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

Upon the commencement of Dr. Hsu’s employment with the Company, he was granted options to purchase 150,000 shares of common stock of the Company pursuant to the Company’s 2019 Incentive Award Plan (the “2019 Plan”). The options have a ten-year term and an exercise price equal to the fair market value of the Company’s common stock on the date of grant. The options will vest over a four-year period, with 25% of the options vesting on the first anniversary of the date of grant and the remainder vesting in equal monthly installments over the three years thereafter, and will be subject to accelerated vesting under the Hsu Employment Agreement.

The foregoing description of the Hsu Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, which will be filed by the Company as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2019.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oncternal Therapeutics, Inc.

Date: August 28, 2019	By:	/s/ James B. Breitmeyer
Name: James B. Breitmeyer, M.D., Ph.D.
Title: President and Chief Executive Officer

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